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                                                     RULE 424 (b) (3) PROSPECTUS
                                                      REGISTRATION NO. 333-68877


                            SUPPLEMENT TO PROSPECTUS
                             DATED DECEMBER 14, 1998



                                 303,928 SHARES

                         PERFORMANCE FOOD GROUP COMPANY

                                  Common Stock


                            ------------------------

         This is a prospectus supplement for the issuance of 303,928 shares of the Company's common stock as partial consideration for the Company's business combination with Dixon Tom-A-Toe Companies, Inc. pursuant to an Agreement and Plan of Reorganization dated July 30, 1999, by and among the Company, Dixon Tom-A-Toe Companies, Inc., The Leon Dixon Irrevocable Trust f/b/o Gary L. Dixon and The Leon Dixon Irrevocable Trust f/b/o Nancy D. Bellows, as amended by the First Amendment to the Agreement and Plan of Reorganization, dated August 27, 1999.

         The shares of common stock issued in connection with the Agreement and Plan of Reorganization were registered in the names of The Leon Dixon Irrevocable Trust f/b/o Gary L. Dixon (151,964 shares) and The Leon Dixon Irrevocable Trust f/b/o Nancy D. Bellows (151,964 shares) (together, the "Trusts"). The Trusts may offer and sell the common stock from time to time and as described under the caption "Outstanding Securities Covered By This Prospectus" in the prospectus.


                 The date of this supplement is August 30, 1999.